Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-140618

Prospectus Supplement No. 5
to Prospectus dated May 14, 2007

2,006,250 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

We are supplementing the prospectus dated May 14, 2007, which originally covered up to 6,796,787 shares of our common stock, par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement contains our Current Report on Form 8-K dated January 3, 2008, which was filed with the Securities and Exchange Commission on January 9, 2008.

This prospectus supplement supplements information contained in the prospectus dated May 14, 2007. This prospectus supplement should be read in conjunction with the prospectus dated May 14, 2007 and any amendments or supplements thereto, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any amendments or supplements thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 14, 2007, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS DATED May 14, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 17, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2008

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1224 Mill St., Bldg. B
East Berlin, Connecticut 06023
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (860) 828-2060

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks described in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gary G. Brandt, the Company’s Chief Executive Officer, resigned effective at the close of business on January 3, 2008. Mr. Brandt will serve as a consultant to the Company until March 31, 2008.

The Company will issue to Mr. Brandt 167,000 shares of its common stock pursuant to the consulting agreement. The Company will also issue 333,000 shares of its common stock to reimburse Mr. Brandt for expenses incurred on behalf of the Company. All shares of the Company’s common stock will be registered with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC.
(Registrant)

Dated: January 9, 2008	By:	/s/ Samuel Occhipinti
Samuel Occhipinti
Chief Financial Officer